Exhibit 3.6
AMENDMENT NUMBER TWO TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ALTA MESA HOLDINGS, LP,
(A Texas Limited Partnership)
     THIS AMENDMENT NUMBER TWO TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTA MESA HOLDINGS, LP, (this “Agreement”) is made and entered into effective as of October 7, 2010, (the “Effective Date”) by and between Alta Mesa Holdings GP, LLC, a Texas limited liability company (“Alta Mesa GP”) as the sole general partner, Alta Mesa Investment Holdings, Inc. (“Sowood”), as the Class B Limited Partner, and a Supermajority in Interest of the Class A Limited Partners.
RECITALS
     WHEREAS, Alta Mesa Holdings, LP (the “Partnership”) has heretofore been formed as a limited partnership under the Texas Revised Limited Partnership Act pursuant to the Certificate of Limited Partnership of Alta Mesa Holdings, LP filed with the Secretary of State of Texas on September 26, 2005, and the Agreement of Limited Partnership of Alta Mesa Holdings, LP dated September 26, 2005 by and among Alta Mesa GP and the Class A Limited Partners (the “Original Agreement”);
     WHEREAS, on September 1, 2006, the Original Agreement was amended and restated (the “Amended and Restated Agreement”) to provide for the admission of Sowood as the Class B Limited Partner;
     WHEREAS, on May 12, 2010, the Amended and Restated Agreement was further amended (the “First Amendment”) upon the additional contribution of capital by the Class B Limited Partner (the Amended and Restated Agreement and the First Amendment being together referred to herein as the “Partnership Agreement”);
     WHEREAS, Alta Mesa GP requests the consent and agreement of the Class B Limited Partner pursuant to Section 5.3 and Section 4.2(a) and 4.5(c) of the Partnership Agreement; and
     WHEREAS, Alta Mesa GP and the Class B Limited Partner and the Class A Limited Partners desire amend certain provisions of the Partnership Agreement as set forth below;
     NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the parties, intending to be legally bound, hereby agree as follows. Any initially capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

ARTICLE I. CONSENT AND AGREEMENT
1.1	Consent Pursuant to Section 5.3 of the Partnership Agreement. The Class B Limited Partner hereby consents, for purposes of Section 5.3 of the Partnership Agreement, to the offer, issuance and sale by the Partnership and Alta Mesa Finance Services Corp., a Delaware corporation and wholly owned subsidiary of the Partnership, of senior notes due 2018 in an aggregate principal amount of up to $300,000,000, (the “Notes”) in a private placement offering (the “Offering") on the terms and conditions set forth in the preliminary offering memorandum dated September 30, 2010, as supplemented by the summary pricing term sheet dated the date hereof attached hereto as Exhibit A (collectively, the “Offering Memorandum”).

1.2	Agreement regarding Sections 4.2(a) and 4.5(c) of the Partnership Agreement. The Offering will constitute a “Liquidity Event” under the Partnership Agreement. Notwithstanding the provisions of Sections 4.2(a) and 4.5(c) of the Partnership Agreement, the General Partner and the Class B Limited Partner hereby agree that the proceeds from the Offering shall be distributed as described under the caption entitled “Use of Proceeds” in the Offering Memorandum, and any amount distributed to the Class B Limited Partner thereby shall be counted in determining the Class B Limited Partner’s aggregate distributions for purposes of Article IV of the Partnership Agreement.
ARTICLE II. AMENDMENT TO PARTNERSHIP AGREEMENT
2.1	Amendment to Section 4.5(b) of the Partnership Agreement. Section 4.5(b) of the Partnership Agreement is hereby amended to read in its entirety:

“Except as provided in Section 4.3 and as the General Partner and the Class B Limited Partner may otherwise agree, after January 1, 2012, the Class B Limited Partner may require the General Partner to make distributions of Net Cash from Operations upon notice to the General Partner; provided, however, that the Class B Limited Partner acknowledges that such distributions shall be subject to the Partnership’s compliance with the covenants set forth in any senior debt or bank credit facility consented to by the Class B Limited Partner pursuant to Section 5.3 of the Partnership Agreement.”

2.2	Amendment of Defined Term on Exhibit A. Exhibit A of the Partnership Agreement is hereby amended by deleting the first sentence of the current definition of “Net Cash from Operations” and replacing such first sentence to read in its entirety as follows, so that the term “capital improvements” shall be replaced with the term “capital expenditures” and the term “replacements” shall be replaced with the term with “reserve replacements”:

“Net Cash from Operations” means the gross cash proceeds from Partnership operations (including sales and dispositions of properties in the ordinary course of business) less the portion thereof used to pay or fund Partnership costs, expenses, contract operating costs (including operators’ general and administrative expenses), marketing costs, debt payments, capital expenditures, reserve replacements, tax distributions to the Partners and Agreed Reserves.”

2.3	Revocation of Amendments. Notwithstanding any provision of this Agreement to the contrary, if the purchase and sale of the Notes as described in the Offering Memorandum does not occur by November 15, 2010, the amendments set forth in Section 2.1 and Section 2.2 above shall be of no further force and effect.
ARTICLE III. MISCELLANEOUS
3.1	Except as amended herein, all of the provisions of the Partnership Agreement remain in full force and effect.
3.2	This Agreement has been consented to in writing by the General Partner, a Supermajority-in-Interest, and the Class B Limited Partner.
(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

GENERAL PARTNER: ALTA MESA HOLDINGS GP, LLC a Texas limited liability company
By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer

CLASS A LIMITED PARTNERS: ALTA MESA RESOURCES LP, a Texas limited partnership
By:	Alta Mesa Holdings GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer

GALVESTON BAY RESOURCES HOLDINGS, LP a Texas limited partnership
By:	Galveston Bay Resources Holdings GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer
AMENDMENT NUMBER TWO TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF ALTA MESA HOLDINGS, LP

PETRO ACQUISITION HOLDINGS, LP, a Texas limited partnership
By:	Petro Acquisitions Holdings GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer

PETRO OPERATING COMPANY HOLDINGS INC., a Florida corporation
By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer

CLASS B LIMITED PARTNER: ALTA MESA INVESTMENT HOLDINGS INC.
By:	/s/ Brent Willson
Brent Willson
President
AMENDMENT NUMBER TWO TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF ALTA MESA HOLDINGS, LP